VAALCO Energy Extends Etame Exploration Permit To 2014

[01-December-2009]

HOUSTON, Dec. 1 /PRNewswire-FirstCall/ -- VAALCO Energy, Inc. (NYSE: EGY) today announced that it has successfully negotiated an extension to its Etame Marin Exploration Permit in Gabon. Under the extension, VAALCO maintains a 30.35% interest in the operating and exploration rights to approximately 759,000 acres offshore Gabon surrounding the Etame field to July 2014, three years beyond the original expiration date of July 2011.

Robert Gerry, Chairman and CEO, stated, "As demonstrated by the exploration and development wells we plan to drill in the coming year, we believe the Etame Marin block offers a number of potential opportunities to add to production and reserves. This extension will ensure we have ample time to fully evaluate additional leads and prospects on the Etame Permit that we have identified."

In exchange for the extended permit, VAALCO and its partners paid $4.5 million to the Republic of Gabon, $1.35 million of which was paid by VAALCO. The partners also agreed to a drill an additional exploration well, bringing the total required under the permit to two exploration wells, and to acquire additional 3-D seismic data, which is expected to be acquired in 2010.

VAALCO operates and owns its 30.35% interest in the Etame Exploration Permit through its subsidiary VAALCO Gabon Etame, Inc. Other partners are ADDAX Petroleum Etame, Inc. (33.9%), Sasol Petroleum Etame Limited (30.0%), Sojitz Etame Limited (3.23%), and PetroEnergy Resources Corp. (2.52%).

Forward-Looking Statements

This document includes "forward-looking statements" as defined by the U.S. securities laws. Forward-looking statements are those concerning VAALCO's plans, expectations, and objectives for future drilling, completion and other operations and activities. All statements included in this document that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include future production rates, reserve opportunities, drilling, completion and production timetables and costs to complete wells. These statements are based on assumptions made by VAALCO based on its experience perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO's control. These risks include, but are not limited to, volatility of oil and natural gas prices, future production costs, future production quantities, the ability to replace reserves, inflation, lack of availability of drilling and other equipment, availability of services and capital, environmental risks, drilling risks, general economic risks, foreign operational risks and regulatory changes. Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. These risks are further described in VAALCO's annual report on Form 10-K for the year ended December 31, 2008 and other reports filed with the SEC which can be reviewed at http://www.sec.gov, or which can be received by contacting VAALCO at 4600 Post Oak Place, Suite 309, Houston, Texas 77027, (713) 623-0801.

About VAALCO

VAALCO Energy, Inc. is a Houston based independent energy company principally engaged in the acquisition, exploration, development and production of crude oil. VAALCO's strategy is to increase reserves and production through the exploration and exploitation of oil and natural gas properties with high emphasis on international opportunities. The Company's properties and exploration acreage are located primarily in Gabon and Angola, West Africa.

Investor Contact	Media Contact
Greg Hullinger	Barrett Golden / Tim Lynch
Chief Financial Officer	Joele Frank, Wilkinson Brimmer Katcher
713-623-0801	212-355-4449